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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or other Jurisdiction of Incorporation
GT Crystal Systems, LLC	Delaware
GT Advanced Cz LLC	Delaware
GT Equipment Holdings, Inc.	New Hampshire (inactive)
GT Solar China Co., Ltd.	People's Republic of China
GT Advanced Technologies Limited	Hong Kong
GT Advanced Technologies Luxembourg Sarl	Luxembourg
GTAT Corporation	Delaware
GTAT IP Holding LLC	Delaware
GT Solar Mauritius, Ltd.	Republic of Mauritius
GT Solar (Shanghai) Co., Ltd.	People's Republic of China
GT Advanced Technologies Taiwan Co., Ltd.	Republic of China
Lindbergh Acquisition Corp.	Delaware

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT